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                                                                   EXHIBIT 10.25



February 14, 1997



Mr. Richard Perlman,
     President
Compass Partners, LLC
30 Rockefeller Plaza, Suite 1933
New York, New York  10112

Re:   $10,000,000 Credit Facility Proposal

Dear Mr. Perlman:

FINOVA Capital Corporation ("FINOVA") is pleased to submit the following proposal to provide InfoCure Corporation ("Borrower") with a Credit Facility totaling ($10,000,000).

PURPOSE:

The Credit Facility will enable Borrower to pursue additional acquisitions.

ACQUISITION LINE:

FINOVA proposes a line of credit to Borrower up to $10,000,000 secured by Accounts Receivable (Accounts Receivable defined under Security section of this proposal). FINOVA will advance up to 80 percent (80%) of Expected Net Accounts Receivable for qualified third party Accounts Receivable which, on any date of determination, have not aged beyond 90 days from date of invoice due date. In addition, for future acquisitions, cash flows and new target assets will be used (in addition to receivables) to determine availability.

Use of the acquisitions line is based on the sole discretion of FINOVA. Approval of acquisitions will be based on an analysis of the financial condition of the company to be acquired. Key ratios include a post closing cash flow sufficient to support a debt service coverage if 1.5.

SECURITY:

As collateral security for the Credit Facility, FINOVA shall receive a senior, valid perfected security interest in all of Borrower's present and future tangible and intangible assets, whether now owned or hereafter acquired and wherever located. This will include, but not be limited to, marketable securities, accounts (including, without limitation, license rights, chattel paper, insurance proceeds, royalties, contract rights, tax refunds, documents, notes, etc.), inventory, leases, trade names, trademarks, franchises, general intangibles, machinery and equipment, real
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February 14, 1997
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property, and all products and proceeds of any of these assets (collectively, the "Collateral"). Accounts Receivable will be required to be collected by use of a lockbox arrangement satisfactory to FINOVA. The Collateral shall secure all of the obligations of Borrower to FINOVA under the Credit Facility without regard to the classification or category of such collateral.

TERM OF LOAN CONTRACT:

The initial term ("Initial Term" of the loan contract between FINOVA and Borrower shall be three years, with annual renewals thereafter at the discretion of FINOVA. Unless renewed with the consent of FINOVA, the entire amount of the Credit Facility will be due and payable at the end of the initial term.

INTEREST RATE:

ACQUISITION LINE: Borrower will pay to FINOVA monthly interest on the aggregate daily loan balance at a floating rate equal to the Prime Rate plus
2.0 percent. The term "Prime Rate" is herein defined as the reference (or equivalent) rate as announced from time-to-time by Citibank, N.A., New York, New York. Interest is charged monthly on the first day of each month and is charged predicted on a year consisting of 360 days. The minimum monthly interest fee will be $3,000 per month. Borrower shall receive credit on the proceeds of Accounts Receivable three (3) business days after the date of FINOVA's receipt of good funds (for the purpose of interest calculation).

FEES:

Borrower will pay to FINOVA an on-going field examination and collateral monitoring fee of Six Hundred Dollars ($600) per day for each day of auditing incurred by FINOVA. Such examinations shall be performed no less frequently than on a quarterly basis.

Borrower shall pay to FINOVA a Facility Fee of $125,000 (1.25% of the Acquisition Line). One half of the Loan Fee shall be due and payable at the time of commitment with any remaining fee due and payable on the Closing Date (the date of the initial disbursement of the Loan). The Loan Fee shall be deemed fully earned upon the issuance of a commitment letter by FINOVA. Thereafter, Borrower will pay FINOVA an annual renewal fee of .50 percent (.50%) of the total Credit Facility which will be due on each subsequent anniversary.





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February 14, 1997
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Borrower will pay FINOVA an Unused Line Fee of .50% of the unused portion of the Revolving Line of Credit Facility, which fee will be paid on a monthly basis effective the first month after the Closing Date.

EARLY TERMINATION: PREPAYMENT

ACQUISITION LINE: In the event the Acquisition Line is for any reason whatsoever terminated prior to the expiration of the Initial Term, in order to compensate FINOVA for its expenses and its loss of anticipated profits, Borrower will pay FINOVA an early termination fee of 3% of the average daily loan outstanding during the 180 days preceding the effective date of termination (the "Average Daily Outstanding") during the first year of the Initial Term, 2% of the Average Daily Outstanding during the second year of the Initial Term, and 1% of the Average Daily Outstanding during the third year of the Initial Term, the entire balance owing under the Loan will also be due and payable at that time.

FINANCIAL REPORTING:

Borrower will provide certain reporting to FINOVA on an ongoing basis. This will include, but not be limited to, an internally prepared monthly Income Statement, Balance Sheet, Aged Accounts Receivable Trial Balance, Accounts Payable, and copies of Bank Statements. Annually Borrower will provide FINOVA with an audited financial statement prepared by an acceptable certified public accounting firm, as well as annual operating profit, cash flow projects, and annual and quarterly cost reports.

GENERAL TERMS AND CONDITIONS:

1. The Loan Agreement will contain customary events of default and remedies, including affirmative and restrictive covenants regarding the financial and operational performance of Borrower. The Credit Facility shall be subject to cross-default with all other loans and capital lease agreements of Borrower.

2. Borrower will make representations and warranties customary for transactions of this type as FINOVA deems reasonable and necessary.

3.  All expenses and appraisal fees will be borne by Borrower.

4. Borrower will reimburse FINOVA at closing for its legal expenses and all out-of-pocket expenses in connection with the documentation and closing of this transaction.





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February 14, 1997
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5.  Appropriate Borrower Board of Directors approval and opinions of counsel acceptable to FINOVA shall be obtained, at FINOVA's discretion.

6. Intercreditor and Subordination Agreements in form and substance acceptable to FINOVA shall be obtained, if applicable.

7. Upon closing of this financing arrangement, Borrower will have a minimum excess borrowing availability of $500,000, after bringing all suppliers to within 30 days of written terms.

8. Validity and Support Agreements, in a form acceptable to FINOVA, to be executed by appropriate executive officers or principals.

9. Borrower represents and warrants to FINOVA that with respect to the financing transactions contemplated in this proposal letter, no person is entitled to any brokerage fee or other commission and to the extent any brokerage fee or other commission is due, such fee and commission will be paid exclusively by Borrower.

10. Arizona law shall govern the proposed transaction and Borrower shall consent to the jurisdiction of the Federal and State courts located in Maricopa County, Arizona, and shall waive trial by jury.

11. Borrower to submit cash flow projection and pro forma balance sheet with adjusting entries (i) showing that the proposed financing will provide sufficient funds for the Borrower's projected working capital needs, and (ii) showing:

    (a) that the Borrower will have a tangible net worth in a minimum amount to be considered solvent immediately following initial funding,

    (b) that the Borrower will have reasonably sufficient capital for the conduct of its business following initial funding, and

    (c) that the Borrower will not incur debts beyond its ability to pay such debts as they mature.





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February 14, 1997
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12. Borrower, at its expense, will carry property and casualty insurance for the appraised value of all Borrower's fixed assets on which FINOVA will be granted a first lien security interest. FINOVA will be named as an additional insured party and loss payee.

This is not a loan commitment, but a loan proposal subject to our due diligence and credit approval process. There shall be no material adverse change to Borrower's financial condition or prospects, in FINOVA's sole discretion between now and any potential commitment and funding dates.

Lender shall have no liability in the event a commitment is not issued or the loan is not closed for any reason.

Lender is also hereby authorized to obtain and verify any information from whatever source it deems appropriate in order to evaluate the proposed Credit Facility.

APPLICATION FEE:

Certain out-of-pocket costs and expenses incurred by Lender in connection with Lender's review and due diligence, such as reasonable legal, audit expenses, together with an allocated charge of Six Hundred Dollars ($600) per day per auditor, shall be paid by Borrower whether or not the financing arrangement herein contemplated is consummated.

Prior to the commencement of the field audit examination, FINOVA will require an applicable fee in the amount of Fifty Thousand Dollars ($50,000) ($17,500 immediately, and $32,500 payable upon execution of the Initial Public Offering). The application fee will be:

1. returned to Borrower, less FINOVA's out-of-pocket costs if, for one of the reasons outlined above, FINOVA is unable to obtain final Credit Committee approval or otherwise unable to consummate this financing arrangement; or

2.  retained by FINOVA as liquidated damages if final Credit
    Committee approval is obtained and Borrower elects not to consummate the financing within 30 days of the approval date; or

3. retained by FINOVA, and credited against the legal fees and other out-of-pocket expenses and costs referenced previously (that are payable by Borrower), if the financing arrangement is consummated. Any remaining part of the application fee that is not applied to the above, will be returned to Borrower or credited against the loan balance.





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February 14, 1997
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If this proposal and the terms and conditions stated herein meet with your approval, please return an executed copy of this letter along with the application fee. Upon receipt, FINOVA will commence the due diligence process which will include but may not be limited to an audit of the Accounts Receivable, review of accounting practices and systems, collection results, and financial analysis for the Borrower.

This proposal supersedes any and all other prior written or oral proposals; it shall be deemed null and void if not signed and returned to FINOVA, along with the application fee, by February 20, 1997.

We look forward to discussing any questions you may have concerning this proposal, as well as working with you on this transaction.

Sincerely,

FINOVA CAPITAL CORPORATION



By: ___________________________
    Bruce A. Nelson
    Vice President

                                        Acknowledged and Agreed to this_________ day of _________________, 1997.

                                        INFOCURE CORPORATION



                                        By: ____________________________________
                                            Frederick L. Fine, President


cc: R. Sutton
    R. Abrahams